UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14A-12
RetailMeNot, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2015

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of RetailMeNot, Inc. on Thursday, April 30, 2015, at 8:30 a.m. Central Time. The meeting will be held at the offices of DLA Piper LLP (US) at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On March 18, 2015, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2014 (the “Annual Report”) over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will be available to report on our operations and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you attend the meeting you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Louis J. Agnese, III

Interim Chief Financial Officer and Corporate Secretary

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2015

The 2015 annual meeting of stockholders of RetailMeNot, Inc., a Delaware corporation, will be held on Thursday, April 30, 2015, at 8:30 a.m., Central Time, at the offices of DLA Piper LLP (US), located at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500, for the following purposes:

1. To elect two Class II directors to hold office for three-year terms and until their respective successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To vote on a non-binding basis to approve the compensation of our named executive officers.

4. To vote on a non-binding basis to approve the frequency of future advisory votes on the compensation of our named executive officers.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends a vote FOR the election of all nominees for the board of directors, FOR Proposals 2 and 3, and 3 YEARS on Proposal 4. Stockholders of record at the close of business on March 3, 2015 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 301 Congress Avenue, Suite 700 Austin, Texas 78701.

By order of the board of directors,

Louis J. Agnese, III

Interim Chief Financial Officer and Corporate Secretary

March 18, 2015

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2015: Our Proxy Statement is enclosed. Financial and other information concerning RetailMeNot, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2014. A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at the offices of DLA Piper LLP (US) located at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500 (25th Floor).

•	Doors open at 8:00 a.m. Central Time.

•	Meeting starts at 8:30 a.m. Central Time.

•	Proof of RetailMeNot, Inc. stock ownership and photo identification is required to attend the annual meeting.

•	The use of cameras or other audio or video recording devices is not allowed.

Questions

For Questions Regarding:	Contact:

Annual meeting	RetailMeNot, Inc. Investor Relations IR@rmn.com

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide) or info@amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	RetailMeNot, Inc. Investor Relations IR@rmn.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

RetailMeNot, Inc.

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RETAILMENOT, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2015

The board of directors of RetailMeNot, Inc. is soliciting your proxy for the 2015 Annual Meeting of Stockholders to be held on April 30, 2015, or any adjournment or postponement thereof, at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about March 18, 2015. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “RetailMeNot” are to RetailMeNot, Inc. and its consolidated subsidiaries, and references to the “annual meeting” are to the 2015 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on December 31, 2014. This Proxy Statement covers our 2014 fiscal year, which was from January 1, 2014 through December 31, 2014 (“fiscal 2014”). Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 25, 2015.

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on March 3, 2015 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of this record date there were 54,720,816 shares of Series 1 common stock and no shares of Series 2 common stock outstanding and entitled to vote.

Internet Availability of Annual Meeting Materials

We are pleased to take advantage of the rules adopted by the SEC, allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On March 18, 2015, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) directing stockholders to a web-site where they can access our Proxy Statement for the annual meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2014 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals; Impact of Advisory Votes

Each share of our Series 1 common stock outstanding on the record date is entitled to one vote on each of the two director nominees. For the election of directors, the two director nominees who receive the highest number of “For” votes will be elected as Class II directors. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. With respect to Proposal No. 2 regarding ratification of our independent auditors, approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote. Approval of Proposal No. 3, the advisory vote to approve executive compensation, requires the affirmative vote of a majority of the shares present and entitled to vote. The option in Proposal No. 4, the frequency of holding future advisory votes to approve executive compensation, receiving the most votes will be the recommendation to the board of directors. Proposal No. 3 and Proposal No. 4 are both advisory and therefore will not be binding on our board of directors. Our board of directors will, however, consider the outcome of these votes when determining issues with respect to these matters in the future.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. For the other proposal, abstentions will have the same effect as negative votes. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal Nos. 1, 3 or 4 unless you provide instructions as to how your shares should be voted. If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares of common stock on Proposal Nos. 1, 3 and 4 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on April 29, 2015. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in-person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date. As of March 3, 2015, one of the Class II director seats was vacant.

The term of the Class II directors, Jules A. Maltz and Brian Sharples, will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class II directors of the board of directors at the meeting, with one seat to remain vacant. The board’s nominees for election by the stockholders to those two positions are the two current Class II members of the board of directors, Jules A. Maltz and Brian Sharples. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2018 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason (although we know of no reason to anticipate that this will occur), or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.

The two nominees for Class II director receiving the highest number of votes of shares of outstanding common stock will be elected as Class II directors.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF JULES A. MALTZ AND BRIAN SHARPLES AS CLASS II DIRECTORS.

The names of our directors who will continue in office until the 2016 and 2017 annual meetings of stockholders, including the nominees for Class II directors to be elected at this meeting, and certain information about them as of March 3, 2015 is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Principal Occupation	Age	Director Since

Class I Directors Whose Terms Expire at the 2017 Annual Meeting of Stockholders:
C. Thomas Ball	General Partner of Austin Ventures	48	2007

Jeffrey M. Crowe	Managing Partner of Norwest Venture Partners	58	2010

Eric A. Korman	Former President, Ralph Lauren Digital & E-Commerce	44	2014

Class II Directors Nominated for Election at the 2015 Annual Meeting of Stockholders:
Jules A. Maltz	General Partner of Institutional Venture Partners	35	2011

Brian Sharples	President and Chief Executive Officer of HomeAway, Inc.	54	2011

Class III Directors Whose Terms Expire at the 2016 Annual Meeting of Stockholders:
G. Cotter Cunningham	President and Chief Executive Officer of RetailMeNot, Inc.	52	2007

Gokul Rajaram	Product Engineering Lead at Square, Inc.	40	2013

Greg J. Santora	Independent Management Consultant	63	2013

Class I Directors

C. Thomas Ball has been a member of our board of directors since September 2007. Mr. Ball is a General Partner at Austin Ventures, a venture capital firm, which he joined as a Venture Partner in April 2005. From November 2001 to December 2004, Mr. Ball was Chief Executive Officer and co-founder of Openfield Technologies, a provider of e-commerce and business management software and technology solutions. Mr. Ball was also a founder of eCoupons.com, where he served as Chief Executive Officer from January 1999 through December 2000. Mr. Ball serves on a number of private company boards, including Social Gaming Network, Adometry and Boundless Network, and also served on the board of Convio (CNVO) from December 2006 through February 2011. Mr. Ball holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in finance from the University of Florida. We have determined that Mr. Ball’s experience in the online coupon industry as founder of eCoupons.com, as well as his experience in both managing and evaluating companies as an officer, board member and investor makes him a valuable member of our board of directors, our compensation committee and our nominating and corporate governance committee.

Jeffrey M. Crowe has been a member of our board of directors since November 2010. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004, became a General Partner in January 2005 and became Managing Partner of the firm in January 2013. He focuses on investments in the software, Internet and consumer arenas. Mr. Crowe currently serves on the boards of Badgeville, deCarta, Owler, Lending Club, Madison Reed, Glint (formerly Aware AI), Extole, TrueX Media (formerly SocialVibe) and Turn. He previously served on the boards of AdChina, Admeld, Jigsaw, Nano-Tex, The Echo Nest and Tuvox. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation (EDFY), a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. from Stanford Graduate School of Business and a B.A. in history from Dartmouth College. We have determined that the breadth and depth of Mr. Crowe’s operational background and experience as an investor, director and officer in a number of technology companies make him an effective member of our board of directors, our audit committee and our nominating and corporate governance committee.

Eric A. Korman has been a member of our board of directors since September 2014. Mr. Korman was the President, Digital & Global e-Commerce at Ralph Lauren from October 2011 to February 2014. Prior to this role at Ralph Lauren, Mr. Korman was Senior Vice President, Strategy & Development, from November 2010 to September 2011. Before joining Ralph Lauren, Mr. Korman was President of Ticketmaster Entertainment from October 2008 to January 2010 and served as its Executive Vice President from May 2006 to October 2008. Mr. Korman held a variety of senior positions at IAC from September 2001 to May 2006, serving as Senior Vice President, Mergers & Acquisitions from February 2005 to May 2006. Mr. Korman holds an M.B.A from the Kellogg Graduate School of Management and a B.A., cum laude, in economics and political science from Emory University. We have determined that Mr. Korman’s extensive experience in senior management positions of various commerce and retail companies makes him a valuable member of our board of directors.

Class II Directors

Jules A. Maltz has served as a member of our board of directors since October 2011. Mr. Maltz is a General Partner at Institutional Venture Partners, which he joined in August 2008, and focuses on investments in rapidly growing Internet and software companies. In addition to his service on our board of directors, Mr. Maltz serves on the board of directors of Yext, Progreso Financiero, Indiegogo and TuneIn and previously served on the board of directors of Buddy Media and H5. He is actively involved in a number of other portfolio companies of Institutional Venture Partners. Mr. Maltz received an M.B.A. from Stanford University and a B.A. in economics from Yale University. We have determined that Mr. Maltz’s knowledge and experience with growth-stage Internet and software companies, as well as his financial expertise, makes him an integral member of our board of directors, our audit committee and our nominating and corporate governance committee.

Brian Sharples has served as a member of our board of directors since July 2011. Mr. Sharples is one of the co-founders of HomeAway (AWAY) and has served as its President, Chief Executive Officer and board member since its inception in April 2004. Prior to co-founding HomeAway, Mr. Sharples was an angel investor from 2001 until 2004 and also served as Chief Executive Officer of Elysium Partners from 2002 until 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Co. from 1986 to 1988. Mr. Sharples served on the board of directors of Kayak Software (KYAK), an online travel resource aggregator, until November 2012. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. in math and economics from Colby College. We have determined that Mr. Sharples’s current and previous tenures in executive positions at various public and private technology companies and his experience with online aggregation service companies allow him to bring valuable insight to our board of directors and our compensation committee.

Class III Directors

G. Cotter Cunningham is our Founder, President, Chief Executive Officer and Chairman of the Board, and has overseen our growth from inception. Previously, Mr. Cunningham served in various positions with Bankrate (RATE) from April 2000 through April 2007, most recently as Chief Operating Officer. He also previously served as CEO-in-Residence at Austin Ventures, Vice President and General Manager of VML, Vice President of Block Financial Corporation and Assistant Vice President of H&R Block. He holds an M.B.A. from Vanderbilt University and a B.B.A. in economics from the University of Memphis. Mr. Cunningham’s perspective as our Founder and Chief Executive Officer, or CEO, makes him a critical member of our board of directors.

Gokul Rajaram has served as a member of our board of directors since October 2013. Mr. Rajaram is the Product Engineering Lead at Square, the commerce company based in San Francisco, California. Before joining Square in July 2013, Mr. Rajaram was Product Director, Ads at Facebook (FB) from September 2010 to June 2013. Mr. Rajaram was Co-Founder and Chief Executive Officer of Chai Labs, a semantic technology startup, from December 2007 until its acquisition by Facebook in September 2010. Prior to Facebook, Mr. Rajaram served as Product Management Director for Google AdSense (GOOG) from January 2003 to November 2007. Mr. Rajaram holds an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management, a M.S. in computer science from the University of Texas and a B. Tech in computer science from the Indian Institute of Technology Kanpur. We have determined that Mr. Rajaram’s knowledge and experience with product development and innovation at Internet and technology companies makes him a valuable member of our board of directors and our compensation committee.

Greg J. Santora has served as a member of our board of directors since May 2013. Mr. Santora has worked as an independent management consultant since September 2005. Prior to that time, he served as Chief Financial Officer of Shopping.com, a provider of Internet-based comparison shopping resources, from December 2003 through September 2005. From January 1997 through December 2002, he served as Chief Financial Officer of Intuit. Mr. Santora currently serves on the board of directors of Align Technology (ALGN), MarkLogic Corporation and Savo Group. He previously served on the board of directors of Taleo Corporation (TLEO) and Digital Insight Corporation (DGIN). He holds an M.B.A. from San Jose State University and a B.A. in accounting from the University of Illinois. We have determined that Mr. Santora’s experience as a financial leader, his financial reporting and audit expertise and his current service on public and private company boards allows him to bring valuable insight to our board of directors and our audit committee.

CORPORATE GOVERNANCE

Director Independence

In February 2015, the board of directors determined that, other than Mr. Cunningham, each of the current members of the board is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act as the term relates to membership on the board of directors.

The definition of independence under the Nasdaq Listing Rules includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, our board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the Nasdaq Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors Leadership Structure

The board of directors has adopted Corporate Governance Guidelines to promote the functioning of the board and its committees. These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the CEO, and the board is given the flexibility to select its Chairman and our CEO in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the CEO may be filled by one individual or two. The board has not separated the positions of Chairman of the Board and CEO and both positions are held by Mr. Cunningham. The board believes that this structure has historically served the company well and continues to do so, by creating a critical link between management and the board of directors, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business, facilitating communication between the board and our senior management and providing the board with direct oversight of our business and affairs.

Risk Management

Our risk management function is overseen by our board of directors. Through our management risk committee, management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our audit committee’s and compensation committee’s review of financial and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Cunningham, as our CEO, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

Executive Sessions

Independent directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board’s policy is to hold executive sessions without the presence of management, including the CEO, who is the only non-independent director.

Meetings of the Board of Directors and Committees

The board of directors held five meetings during the fiscal year ended December 31, 2014. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
C. Thomas Ball		Chair	X
Jeffrey M. Crowe	X		X
Jules A. Maltz	X		Chair
Gokul Rajaram		X
Greg J. Santora	Chair
Brian Sharples		X

Audit Committee

The members of the audit committee are Messrs. Crowe, Maltz and Santora. Mr. Santora serves as the chair of the audit committee. In February 2015, our board of directors determined that each of Messrs. Crowe, Maltz and Santora is independent for purposes of the Nasdaq Listing Rules and SEC rules and regulations as they apply to audit committee members. Our board of directors has determined that each of Messrs. Crowe, Maltz and Santora meet the requirements for financial literacy and sophistication, and that Mr. Santora qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations. The composition of our audit committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations and all of our audit committee members are independent directors.

The functions of the audit committee include:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the terms of the audit and pre-approving the engagement of our independent registered public accounting firm to perform permissible non-audit services;

•	reviewing, with our independent auditors, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•	ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and to consider whether to rotate the audit firm itself;

•	reviewing and discussing with management and our independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

•	reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics;

•	reviewing and approving any related party transactions;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The audit committee held four meetings during the fiscal year ended December 31, 2014. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No.  2.

Compensation Committee

The members of the compensation committee are Messrs. Ball, Rajaram and Sharples, each of whom is a non-employee member of our board of directors. Mr. Ball serves as the chairperson of the compensation committee. In February 2015, our board of directors determined that each member of the compensation committee is independent for purposes of the Nasdaq Listing Rules, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

The functions of the compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and our other executive officers;

•	reviewing and approving the following for our CEO and our other executive officers: salaries, bonuses, incentive compensation, equity awards benefits and perquisites;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for the non-employee members of our board of directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals;

•	reviewing grants of equity awards made by the management equity award committee to employees and other eligible individuals pursuant to the authority delegated to it by the compensation committee; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The compensation committee and our board of directors believe that attracting, retaining and motivating our employees, and particularly the company’s senior management team and key operating personnel, are essential to RetailMeNot’s performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee reviews and determines executive officer compensation. Our CEO makes recommendations to the compensation committee regarding base salary increases, bonuses, incentive compensation, equity awards, benefits and perquisites for each executive officer other than himself. These recommendations are based upon objective criteria, including our financial performance, accomplishment of strategic objectives and development of management. The compensation committee reviews and evaluates submitted proposals, and establishes executive compensation, including for the CEO.

In January 2012, the compensation committee selected Compensia, Inc. (“Compensia”) to provide compensation consulting support. Compensia has provided market information on compensation trends and practices and compensation analysis based on competitive data drawn from a peer group of companies. Compensia is also available to perform special projects at the compensation committee’s request. Compensia provides analyses that inform the compensation committee’s decisions, but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on program design matters. The engagement of any compensation consultant rests exclusively with the compensation committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

In September 2014, the compensation committee assessed the independence of Compensia and concluded that no conflicts of interest exist that would prevent Compensia from providing independent and objective advice to the compensation committee. In making this determination, our compensation committee reviewed and discussed information provided by Compensia in a questionnaire, with questions tailored to the Nasdaq Listing Rules with regards to Compensia’s independence and provision of services.

The compensation committee held four meetings during the fiscal year ended December 31, 2014.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Ball, Crowe and Maltz. Mr. Maltz serves as the chairperson of the nominating and corporate governance committee. In February 2015, our board of directors determined that each member of the nominating and corporate governance committee is independent for purposes of the Nasdaq Listing Rules and under applicable SEC rules and regulations.

The functions of the nominating and corporate governance committee include:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing our Corporate Governance Guidelines and our Code of Business Conduct and Ethics;

•	assisting the board in its evaluation of the performance of our board of directors and each committee thereof;

•	recommending corporate governance principles; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The nominating and corporate governance committee held four meetings during the fiscal year ended December 31, 2014.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the Nasdaq Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees. Under the Nasdaq Listing Rules, at least a majority of the members of the board must meet the definition of “independence” and at least one director must be a “financial expert” under the Exchange Act and the Nasdaq Listing Rules and applicable SEC rules and regulations. The nominating and corporate governance committee also believes it appropriate for our CEO to participate as a member of the board of directors.

The nominating and corporate governance committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholders Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement.

Compensation of Directors

In March 2013, we implemented a director compensation plan, pursuant to which our non-employee directors are eligible to receive equity awards and cash retainers as compensation for service on our board of directors and committees of our board of directors. Under our director compensation plan, our non-employee directors are entitled to receive a $30,000 annual retainer fee. The audit committee chairperson receives an annual fee of $20,000 and members of the audit committee receive an annual fee of $10,000. The compensation committee chairperson receives an annual fee of $10,000 and members of the compensation committee receive an annual fee of $5,000. The nominating and corporate governance committee chairperson receives an annual fee of $7,500 and the members of the nominating and corporate governance committee receive an annual fee of $3,500. Non-employee directors generally receive an initial (i) option grant to purchase that number of shares of our Series 1 common stock equal to $150,000 divided by the then current Black-Scholes-Merton value of our Series 1 common stock and (ii) restricted stock unit (“RSU”) award to be settled for that number of shares of our Series 1 common stock equal to $150,000 divided by the then current share price of our Series 1 common stock. These awards vest on the first anniversary of the date of grant, provided that the director continues to serve as a director through such vesting date. In addition, in subsequent years, on the date of the annual meeting of stockholders, non-employee directors receive an annual (i) option grant to purchase that number of shares of our Series 1 common stock equal to $60,000 divided by the then current Black-Scholes-Merton value of our Series 1 common stock and (ii) RSUs to be settled for that number of shares of our Series 1 common stock equal to $60,000 divided by the then current share price of our Series 1 common stock. These awards vest on the earlier of (i) the first anniversary of the grant and (ii) the date of the annual meeting of stockholders in the year following the year of the grant, provided that the director continues to serve as a director through such vesting date.

2014 Director Compensation

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2014. Members of our board of directors who are affiliated with venture capital firms that invested in shares of our preferred stock prior to our initial public offering do not currently receive compensation for service on our board of directors. Our CEO did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our CEO as an employee is presented in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Total ($)
C. Thomas Ball	—		—		—		—
Jeffrey M. Crowe	—		—		—		—
Jules A. Maltz	—		—		—		—
Gokul Rajaram	35,000	(2)	$60,008	(3)	$60,137	(4)	$155,145
Greg A. Santora	50,000	(5)	$60,008	(3)	$60,137	(4)	$170,145
Brian Sharples	35,000	(6)	$60,008	(3)	$60,137	(4)	$155,145
Eric A. Korman	10,000	(7)	$150,008	(8)	$150,561	(9)	$310,569

(1)	Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating the grant date fair value of the options and RSUs reported in this column are set forth in Note 9 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that our non-employee directors may receive from the options and RSUs.
(2)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $5,000 fee for service as a member of our compensation committee.
(3)	Represents the grant on April 30, 2014 of 2,013 RSUs. All of such RSUs vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2014.
(4)	Represents the grant on April 30, 2014 of an option to purchase 3,918 shares of Series 1 common stock at an exercise price of $29.81 per share. All of such options vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2014.
(5)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $20,000 annual fee for service as the chairperson of our audit committee.
(6)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $5,000 fee for service as a member of our compensation committee.
(7)	Amount consists of $10,000 in pro-rated annual retainer fee for service on the board of directors. Mr. Korman joined our board of directors in September 2014.
(8)	Represents a grant on September 15, 2014 of 8,656 RSUs in connection with Mr. Korman joining our board of directors. All of such RSUs vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2014.
(9)	Represents the grant on September 15, 2014 of an option to purchase 17,993 shares of Series 1 common stock at an exercise price of $17.33 per share in connection with Mr. Korman joining our board of directors. All of such options vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2014.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors by mail or e-mail addressed as follows:

Board of Directors of RetailMeNot, Inc.

c/o Corporate Secretary

301 Congress Avenue, Suite 700

Austin, Texas 78701

E-mail address: corporatesecretary@rmn.com

All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by members of our board of directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on the investor relations portion of our website at http://investor.retailmenot.com. A printed copy of the code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701. Any substantive amendment to or waiver of any provision of the Code of Business Conduct and Ethics may be made only by the board of directors, and will be disclosed on our website as well as via any other means then required by Nasdaq Listing Rules or applicable law.

Our board of directors has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. Each charter is available on the investor relations portion of our website at http://investor.retailmenot.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the board, criteria for board membership and other board governance matters. The Corporate Governance Guidelines are available on the investor relations portion of our website at http://investor.retailmenot.com. A printed copy may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of RetailMeNot. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our compensation committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of RetailMeNot, Inc. for the fiscal year ending December 31, 2015. Ernst & Young has served as our auditor since 2010. A representative of Ernst & Young is expected to be present at the annual meeting to be available to respond to appropriate questions.

Fees Billed by Ernst & Young

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal years ended December 31, 2014 and 2013:

	Fiscal 2014	Fiscal 2013
Audit fees(1)	$871,000	$1,215,295
Audit-related fees(2)	$—	$—
Tax fees(3)	$130,000	$—
All other fees(4)	$—	$—

Total	$1,001,000	$1,215,295

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings. Fiscal 2013 audit fees include fees related to our initial public offering of Series 1 common stock in July 2013 and our follow-on offering of Series 1 common stock in December 2013.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
(4)	All other fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Ernst & Young are compatible with maintaining the independence of Ernst & Young. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as voting against the proposal. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of Ernst & Young as our independent registered public accounting firm, the audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of three directors, Messrs. Crowe, Santora and Maltz. Each of Messrs. Crowe, Santora and Maltz is, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations portion of RetailMeNot’s website at http://investor.retailmenot.com.

The audit committee oversees RetailMeNot’s financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining RetailMeNot’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. RetailMeNot’s independent registered public accounting firm, Ernst & Young, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of RetailMeNot’s financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to RetailMeNot’s board of directors that the company’s audited financial statements be included in RetailMeNot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Greg J. Santora, Chair

Jeffrey M. Crowe

Jules A. Maltz

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of RetailMeNot under the Securities Act of 1933 or the Exchange Act, except to the extent that RetailMeNot specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 18, 2015.

Name	Age	Position
G. Cotter Cunningham	52	Chief Executive Officer, President and Chairman of the Board
Kelli A. Beougher	45	Chief Operating Officer
Louis J. Agnese, III	36	Interim Chief Financial Officer and Corporate Secretary
Paul M. Rogers	46	Chief Technology Officer
Jagjit S. Bath	37	Senior Vice President, Product
Steven T. Pho	38	Senior Vice President, Corporate Development

G. Cotter Cunningham’s biography can be found on page 6 of this Proxy Statement with the biographies of the other members of the board of directors. Biographies for our other executive officers, including our other named executive offers, are below.

Kelli A. Beougher has served with us since December 2009, and was promoted to Chief Operating Officer in May 2012. Prior to joining us, Ms. Beougher served in various positions at Rakuten LinkShare from December 2001 to May 2009, most recently as Senior Vice President of Services. Before that time, she served in various capacities at GE Capital. Ms. Beougher holds a B.B.A. in marketing from the University of Texas.

Louis J. Agnese, III is the Interim Chief Financial Officer and Secretary of RetailMeNot. Mr. Agnese joined the company as General Counsel and Corporate Secretary in 2011 and was appointed Interim Chief Financial Officer in December 2014. Prior to RetailMeNot, Mr. Agnese was an attorney with DLA Piper LLP and Akin Gump Strauss Hauer & Feld LLP, representing numerous companies in capital markets transactions, public company compliance obligations and a wide range of private and public mergers and acquisitions. Mr. Agnese has a J.D. from the University of Texas School of Law and a bachelor of business administration in international business with a minor in Japanese from the University of the Incarnate Word.

Paul M. Rogers has served as our Chief Technology Officer since June 2011. Previously, he worked as Engineering Director with Google (GOOG) from February 2008 to May 2011. Prior to that time, he led the engineering team at Bazaarvoice (BV). He also held multiple development and technical management roles at Trilogy Software. Mr. Rogers holds a B.A. in psychology and managerial studies from Rice University.

Jagjit S. Bath has served as our Senior Vice President of Product since March 2011. Previously, he held several executive positions with Gilt Groupe from February 2009 to March 2011, including Vice President of Product Management and Engineering, Acting Chief Information Officer and Vice President of Strategy and New Business. Prior to joining Gilt Groupe, Mr. Bath held various management positions at WeightWatchers.com (WTW) from November 2001 through February 2009 in product management, international expansion, marketing and global business development. He holds a B.S. in business information technology from Bournemouth University, England.

Steven T. Pho has served with us since April 2011 and was promoted to Senior Vice President of Corporate Development in October 2013. Prior to joining us, Mr. Pho was an investment banker at Thomas Weisel Partners (now Stifel Nicolaus Weisel) in San Francisco from November 2003 to March 2005 and from July 2007 to March 2011, where he served as Vice President of Internet and New Media investment banking. Prior to that, he was a member of the technology investment banking group at Houlihan Lokey Howard & Zukin in San Francisco from March 2000 to October 2003. He holds an M.B.A. from the University of Southern California and a B.S.B.A. in finance from the University of Denver.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the 2014 Summary Compensation Table below. Our named executive officers in 2014 were:

•	G. Cotter Cunningham, our Chief Executive Officer and President, or CEO;

•	Louis J. Agnese, III, our interim Chief Financial Officer;

•	Douglas C. Jeffries, our former Chief Financial Officer;

•	Kelli A. Beougher, our Chief Operating Officer;

•	Paul M. Rogers, our Chief Technology Officer; and

•	Steven T. Pho, our Senior Vice President, Corporate Development.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2014.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Significant Executive Compensation Actions

Our compensation committee, which consists entirely of independent directors, sets the compensation of our named executive officers. For 2014, the Compensation Committee took the following actions with respect to the compensation of our named executive officers:

•	increased base salaries to bring them to competitive market levels (as adjusted to reflect the factors described under “Compensation-Setting Process” below);

•	approved cash incentive award targets tied to our 2014 financial performance (such awards to our named executive officers other than Mr. Jeffries ultimately paid out at 90.2% of the targeted amounts); and

•	approved long-term incentive compensation, in the form of a combination of stock option and RSU awards to further align the incentives of the executives and stockholders, retain key executives and reward performance.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies remained in effect in 2014:

•	We do not provide excise tax gross-ups in the event of a change in control.

•	We have stock ownership guidelines for our CEO under which he is expected to hold the lesser of (i) 57,000 shares of our common stock or (ii) the equivalent of the net market value of his vested options or shares of our common stock with a market value equal to a multiple of three times his base salary (following a phase-in period).

•	We have stock ownership guidelines for our other executive officers under which they are expected to hold the lesser of (i) 16,000 shares of our common stock or (ii) the equivalent of the net market value of his or her vested options or shares of our common stock with a market value equal to one times such officer’s base salary (following a phase-in period).

•	We have stock ownership requirements for members of our board of directors under which they are expected to hold the lesser of (ii) 4,000 shares of our common stock or (ii) the equivalent of the net market value of his or her vested options or shares of our common stock with a market value equal to three times such director’s annual cash retainer (following a phase-in period).

•	We do not provide significant perquisites or other personal benefits to our executive officers. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other salaried employees.

•	The compensation consultant engaged by the compensation committee does not provide any other services to us.

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks

Executive Compensation Philosophy and Objectives

We operate the world’s largest marketplace for digital offers, including the largest digital offer marketplace in the U.S., RetailMeNot.com, and in the U.K., VoucherCodes.co.uk, and the largest portfolio of digital offer websites in France, Bons-de-Reduction.com, Poulpeo.com and Ma-Reduc.com, connecting consumers with leading retailers and brands. To effectively operate in this dynamic and rapidly changing market and to continue to grow our business, we need a highly talented and seasoned team of executives and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are market competitive and that meet our goals of attracting, retaining and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract and retain talented and experienced individuals;

•	offer total compensation opportunities that take into consideration the practices of other comparably positioned Internet and technology companies;

•	directly and substantially link total compensation to measurable corporate and individual performance;

•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and

•	strengthen the alignment of the interests of our named executive officers and stockholders through equity-based, long-term incentives and reward our named executive officers for creating long-term stockholder value.

Compensation Program Design

We conducted our initial public offering of equity securities on July 19, 2013, and 2014 was our first full year as a publicly traded company. In designing our executive compensation program for 2014, we were cognizant of our need to motivate our named executive officers to meet our short-term goals and long-term strategic objectives. Thus, we continued to emphasize the use of equity in the form of options to purchase shares of our Series 1 common stock and RSU awards covering shares of our Series 1 common stock to incent our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options and RSU awards offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of base salaries and annual cash bonus opportunities at levels that we believe help us provide competitive compensation packages. To emphasize our annual goals, we set base salaries and target total cash compensation opportunities of our named executive officers at or above the 50th percentile of the competitive market. Generally, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic goals that will further our longer-term growth objectives.

In 2014, our compensation committee considered competitive compensation data from companies within our industry (which are discussed in more detail below in the section entitled “Compensation-Setting Process—Use of Competitive Data”) to assist it in establishing compensation levels for our named executive officers. The data was compiled by Compensia. Our compensation peer group consists of publicly traded companies with business models and financial and size characteristics similar to ours, with an emphasis on Internet and technology companies. Using this information as a reference, our compensation committee placed an emphasis on remaining competitive in our market and differentiating total cash compensation through the use of an annual incentive bonus plan. Equity awards were granted by our compensation committee on a discretionary basis for the purpose of retaining our named executive officers and aligning their interests with our long-term business objectives.

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee is responsible for overseeing our executive compensation philosophy and our executive compensation program, as well as determining and approving the compensation for our named executive officers. Our compensation committee regularly reports to our board of directors on its deliberations, but is ultimately responsible for compensation decisions, as described in the compensation committee charter. See the summary description of the compensation committee charter in the section of this Proxy Statement entitled “Corporate Governance—Committees of the Board of Directors.”

Our compensation committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes, and recommends to our board of directors any modifications or new plans or programs. It also reviews the compensation of our named executive officers and makes decisions about the various components that comprise their compensation packages.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our CEO, Chief Financial Officer, General Counsel and Vice President of Human Resources. Typically, our management team assists our compensation committee by providing information about our corporate financial and individual performance, competitive market data and management’s perspective and recommendations on compensation matters.

Typically, our CEO makes recommendations to our compensation committee regarding the compensation of our executive officers, including our named executive officers (except with respect to his own compensation), and attends compensation committee meetings (except with respect to discussions involving his own compensation).

While our compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, it only uses these recommendations and proposals as one of many factors in making compensation decisions.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time in connection with carrying out its responsibilities, including the adoption of cash and equity compensation plans and arrangements and related policies.

Since January 2012, our compensation committee has engaged Compensia to assist it each year in reviewing and making appropriate changes to our executive compensation guiding principles, to update our compensation peer group, to evaluate the competitiveness of our named executive officers’ compensation and to assist it in the course of its deliberations concerning executive compensation decisions. Compensia serves at the discretion of our compensation committee.

Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ listing standards, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, our compensation committee directed Compensia to examine the executive compensation practices of a peer group of Internet and technology companies. Compensation data for the peer group companies were gathered from public filings and from Compensia’s proprietary compensation databases. Compensation data for the broader group of technology companies were gathered from the Radford Global Technology Survey. Peer group and survey data were used to assess compensation levels and to assist our compensation committee in setting compensation levels for 2014.

The companies comprising the compensation peer group were selected primarily on the basis of their similarity to us in size (as determined by revenue and market capitalization), industry sector and product or service similarity. In some cases, the compensation peer group included companies that may compete with us for talent or may otherwise influence the market compensation for our employees.

During 2014, the compensation peer group was comprised of the following companies:

• Angie’s List • Bankrate • Bazaarvoice • Constant Contact • Cornerstone OnDemand • Demand Media • Demandware • HomeAway • Marketo	• OpenTable • Pandora Media • RealPage • Rocket Fuel • Shutterstock • SolarWinds • Trulia • Yelp • Zillow

Our compensation committee reviews the compensation peer group at least annually and makes adjustments to its composition as necessary.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts and awards are determined.

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives. Base salaries represent a modest portion of the total compensation opportunity for our named executive officers.

In 2014, our compensation committee conducted a review of each named executive officer’s base salary in consultation with Compensia and with input from our CEO. Our compensation committee then considered and made adjustments as it determined to be reasonable and necessary to reflect the scope of each named executive officer’s role, performance, experience, prior base salary level, position (in the case of a promotion) and market conditions. In making these adjustments, our compensation committee also considered the median of the base salary range of the companies in the compensation peer group. The changes in the base salaries of our named executive officers from 2013 to 2014 are set forth in the following table.

Named Executive Officer	2014 Base Salary	2013 Base Salary	% Increase from 2013 to 2014
G. Cotter Cunningham	$478,000	$400,000	19.5%
Louis J. Agnese, III	$283,833	$250,000	13.3%
Douglas C. Jeffries	$360,000	$340,000	5.9%
Kelli A. Beougher	$360,000	$320,000	12.5%
Paul M. Rogers	$320,000	$294,300	8.7%
Steven T. Pho	$280,000	$240,000	16.6%

In February 2015, in connection with Mr. Agnese’s appointment as our interim Chief Financial Officer, the compensation committee retroactively increased Mr. Agnese’s base salary from $280,000 to $326,000 solely with respect to his compensation for the period between December 1, 2014 (the date of his appointment as interim Chief Financial Officer) and December 31, 2014. Mr. Agnese’s 2014 base salary is comprised of his $280,000 base salary from January 1, 2014 through November 30, 2014 and his pro-rated $326,000 base salary for December 2014.

Annual Cash Bonuses

We use annual cash bonuses to motivate our named executive officers to achieve both short-term financial and strategic goals and longer-term growth and other objectives. Under our 2014 Bonus Plan, our compensation committee determined cash bonus payments for our CEO and our other named executive officers based on achievement of corporate financial targets established in our annual operating plan, as described below.

2014 Target Bonus Opportunities

Under our 2014 Bonus Plan, our annual cash bonus opportunities were designed to reward our named executive officers based on our performance. Our compensation committee determined that the target annual cash bonus opportunity for each of our named executive officers should be determined as a percentage of his or her base salary. The target annual cash bonus opportunities for our named executive officers for 2014 as compared to 2013, were as follows:

Named Executive Officer	2014 Target Annual Cash Bonus Opportunity	2013 Target Annual Cash Bonus Opportunity
G. Cotter Cunningham	100%	100%
Louis J. Agnese, III	42%	40%
Douglas C. Jeffries	65%	60%
Kelli A. Beougher	65%	55%
Paul M. Rogers	45%	40%
Steven T. Pho	40%	35%

With respect to each named executive officer, the amount of his or her target annual cash bonus opportunity was established by our compensation committee in consultation with our CEO (except with respect to himself)

and was determined based on a variety of factors, including his or her past performance, anticipated future contributions, position, responsibilities and experience. Based on these factors and to keep our named executive officers in the target range of the competitive market, our compensation committee decided on the annual cash bonus opportunities set forth above. In the same process, our compensation committee further determined to weight each annual cash bonus opportunity based on our consolidated net revenues (excluding mobile net revenues) and consolidated mobile net revenues, and additionally, with respect to Mr. Pho, net revenues (excluding mobile net revenues) and mobile net revenues from our U.S. operations.

In February 2015, in connection with Mr. Agnese’s appointment as interim Chief Financial Officer, the compensation committee retroactively increased Mr. Agnese’s target bonus percentage from 40% to 60% solely with respect to his compensation for the period between December 1, 2014 (the date of his appointment as interim Chief Financial Officer) and December 31, 2014. Mr. Agnese’s 2014 target annual cash bonus opportunity percentage reflects a blended rate.

Corporate Performance Measures

Under the 2014 Bonus Plan, our compensation committee established the following corporate performance measures for all of our named executive officers, other than Mr. Pho (see below), that supported our annual operating plan approved by our board of directors and enhanced long-term value creation as the principal performance measures for making annual cash bonus determinations:

Performance Measure	Description	Weight
Consolidated Net Revenues	The corresponding amount as reported in our statements of operations for the full fiscal year 2014, excluding the amount of Consolidated Mobile Net Revenues and the impact of any acquisitions completed in fiscal year 2014.	75%
Consolidated Mobile Net Revenues	The corresponding amount of net revenues attributable to tablet, mobile websites, mobile applications and our in-store sales product, as derived from our statements of operations for the full fiscal year 2014, excluding the impact of any acquisitions completed in fiscal year 2014.	25%

Our compensation committee selected Consolidated Net Revenues and Consolidated Mobile Net Revenues as performance measures because they are key indicators of our overall performance. Our compensation committee determined to weight Consolidated Net Revenues 75% and Consolidated Mobile Net Revenues 25% to reflect the anticipated relative contribution of each component to our total net revenues, and each measure’s relative strategic importance to our business.

Under the 2014 Bonus Plan, our compensation committee established the following corporate performance measures for Mr. Pho that supported our annual operating plan and enhanced long-term value creation as the principal performance measures for making annual cash bonus determinations:

Performance Measure	Description	Weight
Consolidated Net Revenues	The corresponding amount as reported in our statements of operations for the full fiscal year 2014, excluding the amount of Consolidated Mobile Net Revenues and the impact of any acquisitions completed in fiscal year 2014.	35%
Country Net Revenues	The corresponding amount as derived from our statements of operations for the full fiscal year 2014 for only the primary country for which the participant’s duties are performed, excluding (1) the amount of Country Mobile Net Revenues and (2) the impact of any acquisitions completed in fiscal year 2014.	35%
Consolidated Mobile Net Revenues	The corresponding amount of net revenues attributable to tablet, mobile websites, mobile applications and our in-store sales product, as derived from our statements of operations for the full fiscal year 2014, excluding the impact of any acquisitions completed in fiscal year 2014.	15%
Country Mobile Net Revenues	The corresponding amount of net revenues attributable to tablet, mobile websites, mobile applications and our in-store sales product, as derived from our statements of operations for the full fiscal year 2014 for only the primary country for which the participant’s duties are performed, excluding the impact of any acquisitions completed in fiscal year 2014.	15%

Additionally, all payments pursuant to the 2014 Bonus Plan were subject to the achievement of at least 70% of our annual adjusted EBITDA target, which was achieved in fiscal 2014. The target amounts for Consolidated Net Revenues and Consolidated Mobile Net Revenues in 2014 were $230.6 million and $49.7 million, respectively. The primary country in which Mr. Pho’s duties were performed in fiscal 2014 was the United States. Therefore, for purposes of determining Mr. Pho’s bonus under the 2014 Bonus Plan, Country Net Revenues and Country Mobile Net Revenues were based on that country’s performance. The target amounts for Country Net Revenues and Country Mobile Net Revenues for purposes of determining Mr. Pho’s bonus were $184.1 million and $36.5 million, respectively. Finally, in the event that consolidated adjusted EBITDA was greater than or equal to 90% of target, bonus payments were not capped at the target and an accelerator applied with respect to Consolidated Mobile Net Revenues and Country Mobile Net Revenues (with respect to Mr. Pho) for exceeding plan targets.

Should any aspect of our corporate performance fail to reach the pre-established target level, our compensation committee reserved the discretion to apply judgment to bonus awards.

Award Decisions and Analysis

In February 2015, our compensation committee determined annual cash bonus payments for our named executive officers for 2014. In making these decisions, our compensation committee evaluated our financial performance and level of achievement of the performance goals listed above.

Our compensation committee did not exercise discretion to adjust target levels/requirements for any of the performance measures. The bonuses paid to named executive officers were consistent with the derived calculations under the 2014 Bonus Plan with respect to achievement of targets, and were as follows:

Named Executive Officer	2014 Annual Cash Bonus Opportunity	2014 Actual Annual Cash Bonus Payment
G. Cotter Cunningham	$478,000	$431,347
Louis J. Agnese, III	$118,688	$107,104
Douglas C. Jeffries	$234,000	$0
Kelli A. Beougher	$234,000	$211,162
Paul M. Rogers	$144,000	$129,945
Steven T. Pho	$112,000	$101,709

Mr. Jeffries was not paid a bonus under the 2014 Bonus Plan because his employment terminated prior to payment of bonuses under the plan, and our compensation committee elected not to amend or modify the 2014 Bonus Plan with respect to Mr. Jeffries. In February 2015, the compensation committee awarded Mr. Jeffries a discretionary bonus of $50,000 in connection with his service as a special advisor to the company.

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our stockholders. In 2014, we granted our named executive officers a mix of options to purchase shares of our Series 1 common stock and RSU awards that may be settled for shares of our Series 1 common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our Series 1 common stock on the date of grant, provide an appropriate long-term incentive for our named executive officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. We also believe that RSU awards help us to retain our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. In determining the appropriate mix of stock options and RSU awards, our compensation committee considers the current stock and other equity holdings of each named executive officer and competitive data of the types of equity compensation provided to executive officers by companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.

We do not apply a specific formula to determine the size of the equity awards that are granted to our named executive officers. Instead, these awards are determined in the judgment of our compensation committee, taking into consideration, among other things, our performance and that of the named executive officer during the past year, the prospective role and responsibility of the named executive officer, competitive factors, equity compensation data for executive officers of our compensation peer group, the amount of equity-based compensation, including the portion that is vested, held by the named executive officer and the cash compensation received by the named executive officer. Based upon these factors, our compensation committee sets the size of each equity award at the level it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In 2014, our compensation committee granted stock options and RSU awards to our named executive officers to position them generally at approximately the 75th percentile of the compensation market data. Our compensation committee decided to grant our named executive officers a value mix of approximately 50% stock options and 50% RSU awards. Our compensation committee determined this mix appropriately balanced stockholder value creation and retention objectives. The grant date fair market value for each named executive officer’s 2014 equity awards are set forth below.

Named Executive Officer	2014 RSU Award(1)	2014 Stock Option Grant(1)
G. Cotter Cunningham	$2,606,400	$2,521,042
Louis J. Agnese, III	$488,700	$528,890
Douglas C. Jeffries	$1,140,300	$1,234,077
Kelli A. Beougher	$1,140,300	$1,234,077
Paul M. Rogers	$521,280	$564,149
Steven T. Pho	$488,700	$528,890

(1)	The amounts reported represent the aggregate grant date fair value of stock options and stock awards granted during 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating the options and stock awards reported in this column are set forth in Note 9 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options and stock awards, and do not correspond to the actual economic value that our named executive officers may receive from the options and stock awards.

Retirement and Other Benefits

Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to reduce their current compensation by up to the statutory limit, $17,500 in fiscal 2014 plus an additional $5,000 for participants 50 years or older, and have us contribute the amount of this reduction to the Section 401(k) plan. During 2014, we matched up to 43% of employee contributions, but not exceeding $8,750 per employee. Our contributions for the year ended December 31, 2014 were approximately $1.3 million. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Additional benefits received by our named executive officers include medical, dental, short-term disability, long term disability, life and accidental death and dismemberment insurance, and Health Savings Account contributions. These benefits are provided on the same basis as to all of our full-time employees.

Historically, we have not provided perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Arrangements

On March 1, 2013, we entered into employment agreements with each of our named executive officers. With the exception of his own agreement, each of these agreements was negotiated on our behalf by our CEO, with the oversight and approval of our compensation committee. Our CEO’s employment agreement was negotiated directly with our compensation committee. We believe that these employment agreements were necessary to retain these individuals and induce them to lead us in achieving our goals as a publicly traded company.

For a summary of the material terms and conditions of these employment agreements, see the section entitled “Compensation of Named Executive Officers—Employment Agreements.”

Post-Employment Compensation Arrangements

The employment agreements provide each of our named executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including following a change of control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer and an analysis of competitive market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the sections entitled “Compensation of Named Executive Officers—Employment Agreements” and “Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

Our board of directors believes that our directors and executive officers should own and hold our common stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Therefore, in November 2013, our compensation committee adopted the following minimum stock ownership guidelines applicable to our executive officers and non-employee directors.

Our CEO is expected to accumulate the lesser of (i) 57,000 shares of our common stock or (ii) the equivalent of the net market value of his vested options and shares of our common stock equal to three times his annual base salary as of each annual meeting of the Company’s stockholders. Each of our other executive officers is expected to accumulate the lesser of (i) 16,000 shares of our common stock or (ii) the equivalent of the net market value of his or her vested options and shares of our common stock equal to one times his or her annual base salary as of each annual meeting of the Company’s stockholders. Each executive officer has three years to accumulate such equity interest from the date he or she assumed his or her position.

Non-employee members of the board of directors are expected to accumulate the lesser of (i) 4,000 shares of our common stock or (ii) the equivalent of the net market value of the vested options and shares of our common stock equal to three times his or her annual cash retainer as of each annual meeting of the Company’s stockholders. Each director shall have three years to accumulate such equity interest from the date he or she became a director.

All of our executive officers and non-employee directors either meet these guidelines or are expected to meet the guidelines within the time period specified. The board may approve any amendments, waivers or exceptions to this policy at its discretion. Our stock ownership guidelines are set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at http://investor.retailmenot.com.

Hedging and Pledging

All of our executive officers and members of the board of directors are prohibited from entering into hedging or pledging transactions in respect of our common stock or other securities issued by us.

Compensation Recovery Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our compensation committee intends to adopt such a policy when the SEC completes its rulemaking pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. Additionally, under a Section 162(m) exception for private companies that subsequently become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of the public offering of securities will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering of securities occurred.

Where reasonably practicable, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2014 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting of Stockholders.

SUBMITTED BY THE COMPENSATION

COMMITTEE OF THE BOARD OF DIRECTORS

C. Thomas Ball, Chair

Gokul Rajaram

Brian Sharples

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2014 Summary Compensation Table

The following table presents compensation information for our fiscal years ended December 31, 2014, 2013 and 2012 paid to or accrued for our principal executive officer, each individual who served as our principal financial officer at any time during 2014 and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014. We refer to these executive officers as our “named executive officers” for 2014.

Name and Principal Position	Year	Salary		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(2)	Total

G. Cotter Cunningham	2014	$478,000		$2,606,400	$2,521,042	$431,347	(3)	$20,076	$6,056,865
President and Chief	2013	400,000		—	2,325,221	440,000	(3)	16,696	3,181,917
Executive Officer	2012	279,168		—	432,500	261,000	(3)	16,616	989,284

Louis J. Agnese, III	2014	283,833	(4)	488,700	528,890	107,104	(3)	19,813	1,428,340
Interim Chief Financial	2013	250,000		—	417,080	110,000	(3)	18,019	795,099
Officer and Secretary	2012	225,000		—	—	81,563	(3)	16,712	323,275

Douglas C. Jeffries	2014	360,000	(5)	1,140,300	1,234,077	—		22,064	2,756,441
Former Chief Financial	2013	340,000		—	—	224,400	(3)	115,347	679,747
Officer	2012	1,308	(6)	—	4,464,265	—		—	4,465,573

Kelli A. Beougher	2014	360,000		1,140,300	1,234,077	211,162	(3)	15,383	2,960,922
Chief Operating Officer	2013	320,000		—	930,610	193,600	(3)	13,949	1,458,159
	2012	239,063		—	218,063	125,606	(3)	13,665	596,397

Paul M. Rogers	2014	320,000		521,280	564,149	129,945	(3)	14,855	1,550,229
Chief Technology Officer	2013	294,300		—	344,091	129,492	(3)	16,670	784,553
	2012	260,833		—	—	137,025	(3)	13,621	411,479

Steven T. Pho	2014	280,000		488,700	528,890	101,709	(3)	15,722	1,415,021
Senior Vice President,	2013	208,333	(7)	—	782,164	90,189	(8)	20,466	1,101,152
Corporate Development	2012	182,160		—	48,480	58,433	(8)	11,114	300,187

(1)	The amounts reported represent the aggregate grant date fair value of stock options and stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating the options and stock awards reported in this column are set forth in Note 9 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options and stock awards, and do not correspond to the actual economic value that our named executive officers may receive from the options and stock awards.
(2)	Consists of premiums paid for medical, dental, short term disability, long term disability, life and accidental death and dismemberment insurance; Health Savings Account contributions, 401(k) contributions and additional taxable awards. In addition, for Mr. Jeffries, includes $75,000 in relocation benefits paid in 2013.
(3)	Includes amounts earned under our 2014 Bonus Plan (the “2014 Plan”), 2013 Bonus Plan for Officers (the “2013 Officer Plan”) and our 2012 Bonus Plan for Officers (the “2012 Officer Plan”). Payments due under the 2014 Plan, 2013 Officer Plan and 2012 Officer Plan were made in February 2015, 2014 and 2013, respectively.

Amounts earned under the 2014 Plan were calculated in accordance with the provisions of the plan, which provided for the amounts to be earned based on the applicable combination of Consolidated Net Revenues, Country Net Revenues, Regional Net Revenues, Consolidated Mobile Net Revenues, Country Mobile Net Revenues and Regional Mobile Net Revenues, each as defined in the 2014 Plan, compared to the annual budget approved by our board of directors at the beginning the fiscal year. The 2014 Plan contained a component for achieving the budgeted Consolidated Net Revenues, Country Net Revenues, Regional Net Revenues, Consolidated Mobile Net Revenues, Country Mobile Net Revenues and Regional Mobile Net Revenues as well as an overachievement component for exceeding the budgeted amount of each of these metrics. The payments under the 2014 Plan included an overachievement amount based on the Consolidated Mobile Net Revenues having exceeded the budgeted amount of that metric.

Amounts earned under the 2013 Officer Plan and 2012 Officer Plan were calculated in accordance with the provisions of the respective plans, which provided for the amounts earned to be based wholly upon consolidated gross profit performance, as defined in the 2013 Officer Plan and 2012 Officer Plan, respectively, compared to the annual budget approved by our board of directors at the beginning of each fiscal year. The 2013 Officer Plan and 2012 Officer Plan each contained a component for achieving the budgeted gross profit as well as an overachievement component for exceeding the budgeted gross profit. The payments under the 2013 Officer Plan and 2012 Officer Plan included an overachievement amount based on the actual gross profit having exceeded the budgeted gross profit.

(4)	Mr. Agnese served as our General Counsel from October 2011 until November 2014. His annual salary as of November 30, 2014 was $280,000. Mr. Agnese was appointed interim Chief Financial Officer effective December 1, 2014. His annual salary as of December 1, 2014 was $326,000.
(5)	Mr. Jeffries resigned as our Chief Financial Officer effective November 30, 2014. Mr. Jeffries remained employed by the Company as a special advisor until February 15, 2015. For the period between December 1 and December 31, 2014, Mr. Jeffries was paid a prorated portion of his previous salary of $360,000 per year.
(6)	Mr. Jeffries was hired December 31, 2012. His annual salary as of December 31, 2012 was $340,000.
(7)	Mr. Pho was promoted from Vice President, Corporate Development to Senior Vice President, Corporate Development effective October 1, 2013. His annual salary as of September 30, 2013 was $200,000. Mr. Pho’s annual salary effective October 15, 2013 was $240,000.
(8)	Mr. Pho participated in the company’s 2012 Bonus Plan in fiscal 2012 and the company’s 2013 Bonus Plan from January 2013 until he was promoted to Senior Vice President, Corporate Development on October 15, 2013. At that point he became eligible to participate in the 2013 Officer Plan. Therefore, non-equity incentive plan compensation in fiscal 2013 includes amounts earned under our 2013 Officer Plan and our 2013 Bonus Plan and such compensation in fiscal 2012 includes amounts earned under our 2012 Bonus Plan. Payments due under the 2013 Officer Plan and the 2013 Bonus Plan were made in February 2014. Amounts earned under the 2012 Bonus Plan were made in February 2013. Payments under the 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan were calculated in accordance with the provisions of the respective plans. The 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan provided for the amounts earned to be based upon consolidated and United States gross profit performance, as defined in the respective plan, compared to the annual budget approved by our board of directors at the beginning of each fiscal year. The 2013 Bonus Plan and 2012 Bonus Plan also provided for the amounts to be earned based upon achievement of certain individual performance metrics. The 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan each contained a component for achieving budgeted gross profit as well as an overachievement component for exceeding the budgeted gross profit. The payments under the 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan included an overachievement amount based on the actual gross profit having exceeded the budgeted gross profit.

Employment Agreements

Each of our named executive officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed (i) not to solicit our employees or customers during employment and for a period of 12 months (24 months with respect to customers) after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and a period of 12 months after the termination of employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

In addition, we have entered into employment agreements with each of our named executive officers. The following is a summary of the employment agreements with our named executive officers as currently in effect.

G. Cotter Cunningham is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Mr. Cunningham’s annual base salary for fiscal 2015 is $478,000. Mr. Cunningham is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 is set at 100% of Mr. Cunningham’s base salary. Payment of any bonus to Mr. Cunningham is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Cunningham is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, (ii) we will be obligated to pay him 12 months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. In the event Mr. Cunningham voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for 12 months and 100% of his then current bonus, and (ii) 12 months of monthly premiums for his then current health benefits in a single lump sum. Each of the severance benefits described above is contingent on Mr. Cunningham (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Cunningham’s employment is not terminated, 50% of Mr. Cunningham’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Cunningham continues his employment with us through the date of such change in control.

Kelli A. Beougher is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Ms. Beougher’s annual base salary for fiscal 2015 is $382,000. Ms. Beougher is also eligible to receive benefits that are substantially similar to those of our other employees. Her employment agreement sets forth her target bonus, which for fiscal 2015 is set at 70% of Ms. Beougher’s base salary. Payment of any bonus to Ms. Beougher is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Ms. Beougher is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of her death or disability or of her own volition and not for good reason), we will be obligated to pay her (i) 100% of her then current monthly base salary for six months and (ii) six months of monthly premiums for her then current health benefits in a single lump sum. In the event Ms. Beougher voluntarily terminates her employment with us for good reason (as specifically defined in her employment agreement), or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, (i) we will be obligated to pay her 100% of her then current monthly base salary for 12 months and 100% of her then current bonus, (ii) we will be obligated to pay her 12 months of monthly premiums for her then current health benefits in a single lump sum and (iii) 100% of her then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Ms. Beougher (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Ms. Beougher’s employment is not terminated, 25% of Ms. Beougher’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Ms. Beougher continues her employment with us through the date of such change in control.

Louis J. Agnese, III is party to an employment agreement with us effective March 1, 2013, as amended. This employment agreement has no specific term and constitutes at-will employment. Mr. Agnese’s annual base salary for fiscal 2015 is $326,000 for his service as interim Chief Financial Officer and $311,000 at such time as Mr. Agnese resumes his service as General Counsel. Mr. Agnese is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 is set at 60% of Mr. Agnese’s base salary for the portion of the year he serves as interim Chief Financial Officer and 50% of Mr. Agnese’s base salary for the portion of the year (if any) that Mr. Agnese serves as General Counsel. Payment of any bonus to Mr. Agnese is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Agnese is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him 100% of his then current monthly base salary for six months, and (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Agnese voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for six months and 50% of his then current bonus, (ii) six months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Agnese (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Agnese’s employment is not terminated, 25% of Mr. Agnese’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Agnese continues his employment with us through the date of such change in control.

Paul M. Rogers is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Mr. Rogers’ annual base salary for fiscal 2015 is $320,000. Mr. Rogers is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 is set at 50% of Mr. Rogers’ base salary. Payment of any bonus to Mr. Rogers is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Rogers is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him 100% of his then current monthly base salary for six months, and (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Rogers voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for 12 months and 100% of his then current bonus, (ii) 12 months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Rogers (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Rogers’ employment is not terminated, 25% of Mr. Rogers’ then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Rogers’ continues his employment with us through the date of such change in control.

Steven T. Pho is party to an employment agreement with us effective March 1, 2013 as amended. This employment agreement has no specific term and constitutes at-will employment. Mr. Pho’s annual base salary for fiscal 2015 is $280,000. Mr. Pho is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 is set at 50% of Mr. Pho’s base salary. Payment of any bonus to Mr. Pho is subject to approval of our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Pho is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason), we will be obligated to pay him (i) 100% of his then current monthly base salary for six months and (ii) six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Pho voluntarily terminates his employment with us for good reason (as specifically defined in his employment agreement), or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, (i) we will be obligated to pay him 100% of his then current monthly base salary for six months and 50% of his then current bonus, (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Pho (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Pho’s employment is not terminated, 25% of Mr. Pho’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr.  Pho continues his employment with us through the date of such change in control.

Potential Payments upon Termination and Change in Control

As of December 31, 2014, we were parties to agreements with certain of our executive officers that provide for certain severance or vesting payments or benefits, or both, if their employment is involuntarily terminated, in connection with a change of control, or if in connection with or during the period from 60 days prior to 12 months following a change of control they are involuntarily terminated under certain circumstances. The key terms of our arrangements upon an involuntary termination of employment or a change of control for these named executive officers are as follows:

	Termination(1) Without a Change of Control Event		Termination(1) 60 Days Prior to or Within 12 Months Following a Change of Control Event		Remaining Through Date of a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration	Equity Acceleration

G. Cotter Cunningham	100% of current monthly base salary for 12 months.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	100% of current monthly base salary for 12 months and 100% of current bonus.	None.	50% of any unvested shares subject to any equity grants issued by the company become vested in full.

	12 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

Kelli A. Beougher	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 12 months and 100% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	Termination(1) Without a Change of Control Event		Termination(1) 60 Days Prior to or Within 12 Months Following a Change of Control Event		Remaining Through Date of a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration	Equity Acceleration

	6 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

Louis J. Agnese, III	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 6 months and 50% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	6 months of monthly premiums for current health benefits in a single lump sum.		6 months of monthly premiums for current health benefits in a single lump sum.

Paul M. Rogers	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 12 months and 100% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	6 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

Steven T. Pho	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 6 months and 50% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	6 months of monthly premiums for current health benefits in a single lump sum.		6 months of monthly premiums for current health benefits in a single lump sum.

(1)	See the section titled “Employment Agreements” for a summary of the circumstances associated with the various terminations and changes in control described in this table.

The table below estimates payments and benefits that our executive officers would have received in the event his or her employment had been involuntarily terminated not in connection with a change of control, assuming the termination occurred on December 31, 2014. The accelerated equity market value was $14.62, the closing price of our Series 1 common stock on the NASDAQ Global Select Market on December 31, 2014.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
G. Cotter Cunningham	$478,000	$17,308	421,037	$2,355,121
Kelli A. Beougher	$180,000	$5,153	—	$—
Louis J. Agnese, III.	$163,000	$8,539	—	$—
Paul M. Rogers	$160,000	$2,770	—	$—
Steven T. Pho	$140,000	$1,984	—	$—

The table below estimates payments and benefits that each executive officer would have received in the event his or her employment had been involuntarily terminated immediately following a change of control, assuming the termination occurred on December 31, 2014. The accelerated equity market value was $14.62, the closing price of our Series 1 common stock on the NASDAQ Global Select Market on December 31, 2014.

	Cash Payments		Equity Acceleration
Name	Salary and Bonus	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
G. Cotter Cunningham	$956,000	$17,308	421,037	$2,355,121
Kelli A. Beougher	$594,000	$10,305	156,209	$625,313
Louis J. Agnese, III.	$260,800	$8,539	79,323	$400,938
Paul M. Rogers	$232,000	$5,540	73,855	$425,945
Steven T. Pho	$196,000	$1,984	76,667	$287,635

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2014.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options to purchase shares of Series 1 common stock and RSU awards that may be settled for shares of Series 1 common stock held by our named executive officers at December 31, 2014.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable)(1) (#)		Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
G. Cotter Cunningham	144,230	(3)	—	2.08	7/1/2021	80,000	1,169,600
	186,789		—	2.08	7/1/2021	—	—
	140,847	(4)	—	2.08	8/23/2021	—	—
	62,500		—	10.36	6/12/2022	—	—
	223,000		—	18.52	2/15/2023	—	—
	32,770		110,230	32.58	1/17/2024	—	—
Louis J. Agnese, III	44,809	(5)	18,566	5.32	10/19/2021	15,000	219,300
	39,999		—	18.52	2/15/2023	—	—
	6,875		23,125	32.58	1/17/2024	—	—
Douglas C. Jeffries(6)	20,489	(7)	13,660	14.64	12/31/2022	35,000	511,700
	28,966	(8)	—	14.64	12/31/2022	—	—
	16,041		53,959	32.58	1/17/2024	—	—
Kelli A. Beougher	19,328	(9)	—	1.12	6/25/2020	35,000	511,700
	17,500	(10)	—	2.08	6/8/2021	—	—
	20,000	(11)	—	5.32	10/19/2021	—	—
	24,824	(12)	12,676	10.36	5/31/2022	—	—
	89,250		—	18.52	2/15/2023	—	—
	16,041		53,959	32.58	1/17/2024	—	—
Paul M. Rogers	3,000	(13)	—	2.08	6/8/2021	16,000	233,920
	68,275	(14)	—	2.08	7/15/2021	—	—
	33,000		—	18.52	2/15/2023	—	—
	7,333		24,667	32.58	1/17/2024	—	—
Steven T. Pho	14,200	(15)	—	2.08	6/8/2021	15,000	219,300
	7,500	(16)	—	11.40	7/26/2022	—	—
	11,250		—	18.52	2/15/2023	—	—
	10,208		24,792	34.11	10/15/2023	—	—
	6,875		23,125	32.58	1/17/2024	—	—

(1)	Options were granted on the date ten years prior to the option expiration date. Unless otherwise noted, and assuming the continued service of the executive officer, the options granted prior to 2014 were fully exercisable on the date of grant and shall vest in a series of 48 monthly installments over the four-year period measured from the grant date. Unless otherwise noted, and assuming the continued service of the executive officer, the options granted in 2014 shall vest and become exercisable in a series of 48 monthly installments over the four-year period measured from the grant date.
(2)	These RSUs were granted on January 17, 2014 and vest annually over the four year period measured from the date of grant.
(3)	Assuming the continued service of the executive officer, the option shall vest in a series of 48 monthly installments beginning on August 1, 2011. These shares became exercisable with respect to 48,076 shares on the grant date and an additional 48,076 shares on January 1 of each subsequent year until the option is fully exercisable.
(4)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, shall vest in a series of 48 monthly installments beginning on October 1, 2011.

(5)	Assuming the continued service of the executive officer, the option shall vest with respect to 25% of the shares on October 1, 2012, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 18,796 shares on the grant date and an additional 18,796 shares on January 1 of each subsequent year until the option is fully exercisable.
(6)	As of the Record Date, all unvested options and RSUs held by Mr. Jeffries had cancelled and all vested options had been exercised.
(7)	Assuming the continued service of the executive officer, the option shall vest with respect to 25% of the shares on the first anniversary of the grant date, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 6,830 shares on the grant date and an additional 6,830 shares on January 1 of each subsequent year until the option is fully exercisable.
(8)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, shall vest with respect to 25% of the shares on the first anniversary of the grant date, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments.
(9)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, shall vest with respect to 25% of the shares on December 1. 2010, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments.
(10)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, shall vest with respect to 25% of the shares on April 1, 2012, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments.
(11)	Assuming the continued service of the executive officer, the option shall vest with respect to 25% of the shares on October 1, 2012, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 11,954 shares on the grant date and an additional 8,046 shares on January 1 of each subsequent year until the option is fully exercisable.
(12)	Assuming the continued service of the executive officer, the option shall vest in a series of 48 monthly installments measured from the grant date. These shares became exercisable with respect to 5,520 shares on the grant date and an additional 9,652 shares on January 1 of each subsequent year until the option is fully exercisable.
(13)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, shall vest with respect to 25% of the shares on October 1, 2011, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments.
(14)	Assuming the continued service of the executive officer, the option shall vest with respect to 25% of the shares on June 1, 2012, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 48,076 shares on the grant date and an additional 48,076 shares on January 1 of each subsequent year until the option is fully exercisable.
(15)	Assuming the continued service of the executive officer, the option shall vest with respect to 25% of the shares on April 1, 2012, and the remaining shares shall vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 48,076 shares on the grant date and an additional 8,174 shares on January 1 of each subsequent year until the option is fully exercisable.
(16)	Assuming the continued service of the executive officer, the option shall vest in a series of 48 monthly installments measured from the grant date. These shares became exercisable with respect to 7,280 shares on the grant date and an additional 220 shares on January 1 of each subsequent year until the option is fully exercisable.

2014 Option Exercises and Stock Vested

The following table sets forth information about the exercise of options held by our named executive officers during 2014. No stock awards held by our named executive officers vested during 2014.

	Option Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)(1)
G. Cotter Cunningham	—	—
Louis J. Agnese, III	17,001	396,222
Douglas C. Jeffries	62,001	982,168
Kelli A. Beougher	14,997	403,315
Paul M. Rogers	21,000	443,199
Steven T. Pho	17,800	401,671

(1)	The value realized on exercise of stock options is calculated based on the difference between the market price of our Series 1 common stock upon exercise and the exercise price of the options.

2014 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers made during 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Grant Date Fair Value of Option Awards (3)
Name		Threshold	Target	Maximum
G. Cotter Cunningham	1/17/2014				80,000	2,606,400	143,000	2,521,042
Cash Award		119,500	478,000	1,434,000
Louis J. Agnese, III	1/17/2014				15,000	488,700	30,000	528,890
Cash Award		29,568	118,273	354,820
Douglas C. Jeffries	1/17/2014				35,000	1,140,300	70,000	1,234,077
Cash Award		58,500	234,000	702,000
Kelli A. Beougher	1/17/2014				35,000	1,140,300	70,000	1,234,077
Cash Award		58,500	234,000	702,000
Paul M. Rogers	1/17/2014				16,000	521,280	32,000	564,149
Cash Award		36,000	144,000	432,000
Steven T. Pho	1/17/2014				15,000	488,700	30,000	528,890
Cash Award		28,000	112,000	336,000

(1)	The amounts reported in this column represent amounts payable under our 2014 Bonus Plan for Officers. The target column assumes the achievement of certain target performance levels as approved by our board of directors. The actual amounts paid are set forth in the section entitled “2014 Summary Compensation Table.”
(2)	Represents RSUs.

(3)	Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating these options reported in this column are set forth in Note 9 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that our directors may receive from the options and RSUs.
(4)	Represents stock options with an exercise price equal to $32.58, the fair market value of our Series 1 common stock on the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2007 Stock Plan (the “2007 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 Purchase Plan”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2014:

Plan Category	Number of shares to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	6,224,154	(1)	$16.90	(2)	4,925,215	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	6,224,154				4,925,215

(1)	Excludes purchase rights accruing under our 2013 Purchase Plan.
(2)	Calculated without taking into account 1,549,681 shares of Series 1 common stock subject to outstanding RSUs that will become issuable as those awards vest without any cash consideration for such shares.
(3)	Includes 3,948,942 shares of Series 1 common stock available for issuance in connection with future awards under our 2013 Plan and 976,273 shares of Series 1 common stock available for future issuance under the 2013 Purchase Plan. The 2013 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2014 and each subsequent anniversary through 2023, by an amount equal to the smaller of (i) 4% of the number of shares of combined Series 1 and Series 2 common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board. This reserve will be increased to include any shares issuable upon exercise of options granted under our 2007 Stock Plan that expire or terminate without having been exercised in full. The 2013 Purchase Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2014 and each subsequent anniversary through 2023 equal to the smallest of (i) 1,400,000 shares, (ii) 1% of the issued and outstanding shares of our combined Series 1 and Series 2 common stock on the immediately preceding December 31 or (iii) such other amount as may be determined by the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

During fiscal 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in “Compensation of Named Executive Officers and Directors” elsewhere in this Proxy Statement and the transactions described below.

On May 2, 2013, we entered into an agreement with AVP Management Services, Inc. pursuant to which we purchased tickets to the Austin City Limits Festival, a music festival, from AVP Management Services, Inc. for $115,000. We also acquired an option to purchase additional tickets from AVP Management Services, Inc. AVP Management Services, Inc. is an affiliate of Austin Ventures IX, L.P. (“AV IX”) and Austin Ventures X, L.P. (“AV X”), and AV IX and AV X each hold more than 5% of a class of our voting securities as of March 3, 2015.

On December 26, 2013, we entered into two agreements with Donuts Inc. (“Donuts”) and certain of its subsidiaries. In the first agreement, we agreed to pay Donuts $4.3 million for certain second level domains, or SLDs, contingent upon Donuts becoming the registry operator for such domains. In the second agreement, we received the right, over ten years, to (i) register certain SLDs and (ii) receive 30% of the gross proceeds from SLD registrations and renewals sold under a specified top-level domain. We also agreed to reimburse Donuts $35,000 per year for related ICANN fees and costs. AV X holds more than 10% of the outstanding capital stock of Donuts, and AV X holds more than 5% of a class of our voting securities as of March 3, 2015.

Stock Options Granted to Executive Officers and Directors

We have granted stock options and RSUs to our executive officers and certain members of our board of directors. For more information regarding certain of these equity awards, see “Compensation of Named Executive Officers and Directors—Summary Compensation Table” and “Compensation of Named Executive Officers and Directors—Compensation of Directors” elsewhere in this Proxy Statement.

Investors’ Rights Agreement

We are party to a third amended and restated investors’ rights agreement, as amended, with certain holders of our common stock. The third amended and restated investors’ rights agreement, as amended, grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock. The registration rights described above, granted pursuant to the investor’s rights agreement will terminate, with respect to any particular stockholder, upon the earlier of (i) July 24, 2018, or (ii) at such time that all registrable securities held by the particular stockholder may be sold under Rule 144 without registration under the Securities Act during a 60-day period.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options upon the occurrence of a change in control. Please see “Compensation of Named Executive Officers and Directors—Potential Payments upon Termination and Change in Control” elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon the occurrence of a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive

We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

Other Related Party Transactions

On December 23, 2014, we entered into a second amended and restated revolving credit and term loan agreement with certain lenders, or Senior Debt. Among the lenders is JPMorgan Chase Bank, N.A., which is affiliated with J.P. Morgan, an entity which held more than 5% of a class of our voting securities at the time the original agreement was entered into. The Senior Debt consists of a $125.0 million revolving credit facility, an additional uncommitted revolving credit facility of up to $65.0 million and a $50.0 million term loan facility. The term loan facility was fully borrowed on December 23, 2014, and was used, in part, to fully repay the $26.3 million of borrowings outstanding under our prior senior debt facility, which obligations were repaid in full effective upon the closing of the Senior Debt. On December 31, 2014, we had the full $125.0 million available for borrowings under the revolving credit facility.

We pay a quarterly revolving credit facility fee of 50 basis points per annum. At our option, borrowings under both the term loan facility and the revolving credit facility bear interest at either the base rate or a eurodollar-based rate (each as more fully described in the second amended and restated revolving credit and term loan agreement) plus an applicable margin as determined based on the senior secured debt to EBITDA ratio (as more fully described in the second amended and restated revolving credit and term loan agreement). These rates are summarized in the following table:

Basis for Pricing	Level I	Level II	Level III	Level IV
Consolidated Senior Secured Debt/ EBITDA	<1.00:1.00	>1.00:1.00 <1.50:1.00	>1.50:1.00 <2.00:1.00	>2.00:1.00
Revolving Credit Eurodollar Margin (LIBOR)	125 basis points	175 basis points	225 basis points	275 basis points
Revolving Credit Base Rate Margin	25 basis points	75 basis points	125 basis points	175 basis points
Letter of Credit Fees (exclusive of facing fees)	125 basis points	175 basis points	225 basis points	275 basis points
Term Loan Eurodollar Margin (LIBOR)	175 basis points	225 basis points	275 basis points	325 basis points
Term Loan Base Rate Margin	75 basis points	125 basis points	175 basis points	225 basis points

Interest is payable quarterly in arrears for base rate borrowings and on the last day of the applicable eurodollar-interest period for any eurodollar-based borrowings. Principal payments on the term loan facility of $2.5 million are due on the first day of each quarter beginning April 1, 2015, with any remaining balance due in December 2019. Borrowings under the revolving credit facility carry the same maturity date as the $50.0 million term loan. Mandatory prepayments include net cash proceeds from certain asset sales, 100% of the net cash proceeds of any subordinated debt and 50% of the net cash proceeds of certain equity transactions, excluding the cash proceeds from any permitted senior unsecured debt, any equity interests issued under certain stock option or employer incentive plans, and any other equity interests issued if consolidated senior secured debt to EBITDA is less than or equal to 2.00 to 1.00.

The Senior Debt has priority in repayment to all other outstanding debt except certain senior secured notes that we are permitted to issue in the future. We have granted our lenders a security interest in substantially all of our assets, including intellectual property, pursuant to a security agreement and an intellectual property security agreement, except that the security interest shall apply only after the total debt to EBITDA ratio is greater than or equal to 1:50 to 1:00. We are subject to complying with certain financial covenants, including minimum trailing 12 month EBITDA levels, total debt to EBITDA ratio, a fixed charge coverage ratio and a consolidated senior secured debt to EBITDA ratio (each as more fully described in the second amended and restated revolving credit and term loan agreement). The second amended and restated revolving credit and term loan agreement contains customary affirmative and negative covenants and prohibits, among other things and subject to certain exceptions, the incurrence of additional debt, payment of other debt obligations, incurrence of liens, acquisitions of businesses, capital expenditures, sales of businesses or assets, payment of dividends, repurchases of our capital stock, making loans or advances and certain other restrictions. The exceptions to the foregoing include capital expenditures of up to $20 million in any fiscal year and our right to repurchase up to $100 million of our outstanding capital stock subject to certain conditions set forth in the second amended and restated revolving credit and term loan agreement. The second amended and restated revolving credit and term loan agreement also contains customary events of default including, among others, payment defaults, breaches of covenants, bankruptcy and insolvency events, cross defaults with certain material indebtedness, judgment defaults, change of control and breaches of representations and warranties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of March 3, 2015 by:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based on 54,720,816 shares of Series 1 common stock and no shares of Series 2 common stock outstanding as of March 3, 2015. Shares of Series 1 common stock subject to options currently exercisable or exercisable within 60 days of March 3, 2015 or subject to RSUs which will vest within 60 days of March 3, 2015 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise noted below, the address of each person listed on the table is c/o RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701.

	Shares of Series 1 Common Stock Beneficially Owned(1)	% of Series 1 Common Stock Outstanding
5% Stockholders:
Entities affiliated with Austin Ventures(2)	7,628,163	13.9%
Entities affiliated with Norwest Venture Partners(3)	4,788,661	8.8%
Zhengxu He(4)	4,440,879	8.1%
Scopia Capital Management LP(5)	6,718,642	12.3%
Entities affiliated with Steven A. Cohen (6)	2,924,519	5.3%

Directors and Named Executive Officers:
G. Cotter Cunningham(7)	1,153,067	2.1%
Louis J. Agnese, III(8)	121,046	*
Douglas C. Jeffries	—	*
Kelli A. Beougher(9)	159,991	*
Paul M. Rogers(10)	113,737	*
Steven T. Pho(11)	51,642	*
C. Thomas Ball(12)	7,628,163	13.9%
Jeffrey M. Crowe(13)	4,788,661	8.8%
Eric Korman	3,000	*

	Shares of Series 1 Common Stock Beneficially Owned(1)	% of Series 1 Common Stock Outstanding
Jules A. Maltz(14)	2,475,897	4.5%
Gokul Rajaram(15)	18,833	*
Greg J. Santora(16)	30,206	*
Brian Sharples(17)	86,705	*
All Directors and Executive Officers as a group (15 persons)(18)	16,699,564	29.8%
Total Beneficial Ownership	30,783,604	54.8%

(1)	All of the outstanding shares of Series 2 common stock converted into shares of Series 1 common stock on a one-to-one basis on March 7, 2014 upon the election of the holders thereof.
(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015, consists of 3,960,127 shares held by Austin Ventures IX, L.P. (“AV IX”), and 3,668,036 shares held by Austin Ventures X, L.P. (“AV X”). AV Partners IX, L.P. (“AVP IX LP”), the general partner of AV IX, and Austin Ventures Partners IX, LLC (“AVP IX LLC”), the general partner of AVP IX LP, may be deemed to share voting and dispositive powers over the shares held by AV IX. AV Partners X, L.P. (“AVP X LP”), the general partner of AV X, and Austin Ventures Partners X, LLC (“AVP X LLC”), the general partner of AVP X LP, may be deemed to share voting and dispositive powers over the shares held by AV X. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti and C. Thomas Ball are members of or are associated with AVP IX LLC and AVP X LLC and may be deemed to share voting and dispositive power over the shares held by AV IX and AV X. Such persons and entities disclaim beneficial ownership of shares held by AV IX and AV X, except to the extent of any pecuniary interest therein. Mr. Ball is a member of our board of directors. Mr. Siegel is a former member of our board of directors. The address of each of AV IX and AV X is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
(3)	Based on a Schedule 13G/A filed with the SEC on February 18, 2015, consists of 3,591,493 shares held by Norwest Venture Partners XI, LP (“NVP XI”), 718,301 shares held by Norwest Venture Partners VII-A, LP (“NVP VII”) and 478,867 shares held by Norwest Venture Partners VI-A, LP (“NVP VI”). NVP Associates is the managing member of the general partner of each of NVP XI, NVP VII and NVP VI and has sole voting and dispositive power over the 4,788,661 shares held by each of NVP XI, NVP VII and NVP VI. As of December 31, 2014, NVP XI had sole voting and dispositive power over 3,591,493 shares. Promod Haque, Matthew Howard, and Jeffrey M. Crowe are each officers of NVP Associates and may be deemed to share voting and dispositive power over the shares held by each of NVP VI, NVP VII, and NVP XI. Such persons and entities disclaim beneficial ownership of shares held by NVP VI, NVP VII, and NVP XI, except to the extent of any pecuniary interest therein. Mr. Crowe is a member of our board of directors. The address for NVP XIII is 525 University Avenue, Suite 800, Palo Alto, California 94301.
(4)	Based on a Schedule 13G/A dated February 2, 2015 filed with the SEC, Zhengxu He reported that as of December 31, 2014, he had shared voting and dispositive power over 4,440,879 shares and that his address is Institute of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, PRC.
(5)	Based on a Schedule 13G/A dated February 17, 2015 filed with the SEC, Scopia Capital Management LP reported that as of December 31, 2015, it had shared voting and dispositive power over 6,718,642 shares and that its address is 152 West 57th Street, 3rd Floor, New York, New York 10019.
(6)

Based on a Schedule 13G filed with the SEC on February 11, 2015, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Rubric Capital Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies and Rubric Capital Management. Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, Rubric Capital Management and Mr. Cohen own directly no shares. Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 495,600 shares. Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 3,919 shares. Rubric Capital Management and Mr. Cohen may be deemed to beneficially own 2,425,000 shares. Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, Rubric Capital Management and Mr. Cohen disclaims beneficial ownership of any of these securities.
(7)	Includes 35,451 shares held in family trusts and 809,344 shares issuable upon the exercise of stock options. Mr. Cunningham does not have voting or investment power with respect to the 35,451 shares held in the family trusts.
(8)	Includes 114,707 shares issuable upon the exercise of stock options.
(9)	Includes 153,996 shares issuable upon the exercise of stock options.
(10)	Includes 153,996 shares issuable upon the exercise of stock options.
(11)	Includes 110,233 shares issuable upon the exercise of stock options.
(12)	Represents 3,960,127 shares held by AV IX and 3,668,036 shares held by AV X. Mr. Ball is associated with each of AVP IX LLC and AVP X LLC and may be deemed to share voting and dispositive power over the shares held by AV IX and AV X. Mr. Ball disclaims beneficial ownership of shares held by AV IX and AV X, except to the extent of any pecuniary interest therein. Mr. Ball’s address is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
(13)	Mr. Crowe is an officer of NVP Associates and as such, may be deemed to share voting and dispositive power over the shares held by each of NVP VI, NVP VII, and NVP XI. Mr. Crowe disclaims beneficial ownership of shares held by each of NVP VI, NVP VII, and NVP XI, except to the extent of his pecuniary interest therein. Mr. Crowe’s address is 525 University Avenue, Suite 800, Palo Alto, California 94301.
(14)	Mr. Maltz is a general partner of IVP XIII and as such, may be deemed to share voting and dispositive power over the shares held by IVP XIII. Mr. Maltz’s address is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(15)	Includes 236 shares held in a family trust and 12,186 shares issuable upon the exercise of stock options and 2,013 shares upon the issuance of vested RSUs.
(16)	Includes 28,193 shares issuable upon the exercise of stock options and 2,013 shares upon the issuance of vested RSUs.
(17)	Includes 31,555 shares held in a trust by Moose Pond Investments, LP, 53,137 shares issuable upon the exercise of stock options and 2,013 shares upon the issuance of vested RSUs. Moose Pond Mgt., LP, is the general partner of Moose Pond Investments, LP. Mr. Sharples is the limited partner of Moose Pond Investments, LP, and the sole manager of Moose Pond Mgt., LP and has voting and dispositive power over the shares held by Moose Pond Investments, LP.
(18)	Includes an aggregate of 1,397,002 shares issuable upon the exercise of stock options and an aggregate of 6,039 shares issuable upon the vesting of RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2013 were satisfied, except that (i) a Form 4 filing on behalf of Gokul Rajaram with respect to a transaction occurring on March 13, 2014 was made late on a Form 4 filed on May 2, 2014, and (ii) a Form 4 filing on behalf of Paul M. Rogers with respect to a transaction occurring on July 10, 2014 was made late on a Form 4 filed on July 15, 2014.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Frank-Dodd Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Our compensation committee and the board of directors believe that our executive compensation program, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our philosophy of linking the compensation of our executive officers with our performance. Our compensation committee and the board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the board of directors or our compensation committee. However, our compensation committee will carefully consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of this proposal. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires us to include an advisory vote on how frequently our stockholders wish us to hold the advisory vote to approve the compensation of our named executive officers such as Proposal No. 3 above. Stockholders may indicate whether they would prefer that we conduct future such advisory votes once every one, two, or three years, or abstain from voting.

The board of directors has determined that an advisory vote to approve executive compensation held every three years would be the best approach for us based on a number of considerations, including the following:

•	a significant portion of the compensation of our named executive officers is correlated with our long-term performance and stockholder returns;

•	we believe that a vote every three years will give our stockholders a better opportunity to assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•	a triennial vote allows time for the board of directors and its committees to review and respond to stockholders’ views on executive compensation and to change, modify or enhance, if necessary, our executive compensation program.

Because this vote is advisory, it will not be binding upon the board of directors or our compensation committee, and the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve the compensation of our named executive officers more or less frequently than the option approved by our stockholders.

Vote Required and Board of Directors Recommendation

You may vote “1 YEAR,” “2 YEARS” or “3 YEARS” on this proposal. The time period receiving the highest number of affirmative votes will be the recommendation to the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “3 YEARS” AS THE FREQUENCY FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2016 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on November 19, 2015 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2016 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2016 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2016 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2016 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding RetailMeNot stock but sharing the same address, we have adopted a procedure approved by the SEC called ‘householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report to Stockholders or Proxy Statement mailed to you, please submit a written request to our Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701, or call our Investor Relations department at (512) 777-2970, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy statement or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice that was sent to you. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

Louis J. Agnese, III

Interim Chief Financial Officer and Corporate Secretary

March 18, 2015

RETAILMENOT, INC. 301 CONGRESS AVENUE SUITE 700 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Exept	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Jules A. Maltz			.
02	Brian Sharples
The Board of Directors recommends you vote FOR the following:					For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.				☐	☐	☐

3.	Advisory vote to approve compensation of named executive officers.				☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following:					1 year	2 years	3 years
4.	Frequency of advisory vote to approve the compensation of named executive officers.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com.

RETAILMENOT, INC.

Annual Meeting of Stockholders

April 30, 2015 at 8:30 a.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Cotter Cunningham and Louis J. Agnese, III, or either of them, as proxies of the undersigned with full power of substitution, to vote all shares of Series 1 common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RetailMeNot, Inc., to be held on April 30, 2015 at the offices of DLA Piper LLP (US) located at 401 Congress Avenue, Suite 2500, Austin, Texas 78701, and at any adjournments or postponements thereof as follows:

a.         This proxy, when properly executed, will be voted as directed. If no direction is given, the proxyholders will have authority to vote FOR the election of all nominees for the Board of Directors, FOR Proposals 2 and 3 and 3 YEARS on Proposal 4.

b.         In their discretion, the proxyholders are authorized to vote on such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side